                                                                    EXHIBIT 99.1

Contact: Allen & Caron Inc                  Catalina Lighting Inc
         Jay McKeage (investors)            Eric Bescoby
         jay@allencaron.com                 Chief Executive Officer
         (212) 691-8087                     (305) 558-4777
         or
         Kari Paskewicz (media)
         kari@allencaron.com
         (630) 759-9640

                CATALINA LIGHTING INC PROMOTES STEPHEN G. MARBLE
                           TO CHIEF FINANCIAL OFFICER

MIAMI (November 8, 2002) ... Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, announced today the appointment of Stephen
G. Marble, 39, as its new Chief Financial Officer, effective November 1, 2002.

     Prior to his promotion, Marble, a CPA, served as the Company's Controller; before joining Catalina, he was the controller of Navix Radiology Systems Inc in Miami. Marble has over 17 years of experience in finance and accounting, having served as a manager at Arthur Andersen LLP, controller of USA Finance Inc, assistant controller at both Suncoast Savings and Loan Association and Gemini Group Inc, and audit manager at Deloitte and Touche.

     Catalina Lighting CEO Eric Bescoby commented, "We are delighted that Steve is the Company's new CFO. With the energy and commitment to excellence he brings to our operations, and his experience in the finance and accounting industries, we believe Steve will help the Company continue to improve its financial performance."

     The Company also announced that Lynn Skillen, Catalina's former Chief Financial Officer, has accepted a position with Sun Capital Partners, Catalina's principal shareholder. Skillen will serve as Vice President and will work with the Sun Capital portfolio companies, including Catalina, on financial matters.

About Catalina Lighting Inc
     Catalina Lighting Inc is a leading designer, manufacturer and marketer of residential and office lighting products. The Company's broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers' private labels.

                               MORE - MORE - MORE

CATALINA LIGHTING PROMOTES STEPHEN G. MARBLE TO CFO
Page 2-2-2

     This press release includes statements that constitute "forward-looking" statements, including, without limitation, that services provided by Marble will help the Company to continue to improve its financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the termination of Marble's employment with the Company; an adverse change in the Company's financial condition due to matters outside of the Company's control; and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                                     # # # #